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Independent Auditor's Report
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KPMG Peat Marwick LLP
Certified Public Accountants

Suite 1900
1021 East Cary Street
Richmond, Virginia 23219-4023

The Board of Directors and Shareholders
Central Fidelity Banks, Inc.:

     We have audited the consolidated balance sheet of Central Fidelity Banks, Inc. and subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years ended December 31, 1996 and 1995 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of Central Fidelity Banks, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

January 15, 1997